DELAWARE GROUP GOVERNMENT FUND

Registration No. 811-04304
FORM N-SAR
Semi-Annual Period Ended January 31, 2013

SUB-ITEM 77D: Policies with respect to security investments

On November 14-15, 2012, the Board of Trustees of Delaware Group Government Fund (the ?Registrant?) voted to approve certain changes related to the Delaware Core Plus Bond Fund?s (the ?Fund?) investment strategies. The changes include: (i) decreasing the minimum required investment in U.S. investment grade securities to 50% from 65% of net assets; (ii) increasing the limitation on high yield securities from 20% to 30% of net assets and removing the U.S. component; (iii) increasing the limitation on investments in international securities from 20% to 30% of net assets; and (iv) removing the 5% limitation on investments in foreign high yield securities (effectively permitting the Fund to invest up to 30% of its assets in such securities). The changes to the Fund?s investment strategies are incorporated herein by reference to the supplements dated November 30, 2012 to the Registrant?s prospectuses for the Fund dated November 28, 2012, as filed with the Securities and Exchange Commission (SEC Accession No. 0001206774-12-004732).
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